Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Risk factors—Risks related to our financial position”, “Management discussion and analysis of financial condition and results of operations”, and “Experts” and to the use of our report dated June 17, 2013, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-190608) and related Prospectus of Fate Therapeutics, Inc. dated on or about August 28, 2013 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

August 28, 2013